Exhibit 99.1

January 20, 2015	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Increases Quarterly Dividend By 7 Percent

TULSA, Okla. - Jan. 20, 2015 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today increased the quarterly dividend by 2 cents per share, or 7 percent, to 30 cents per share, effective for the first quarter 2015, resulting in an annualized dividend of $1.20 per share.

The dividend is payable Mar. 2, 2015, to shareholders of record at the close of business Feb. 20, 2015.

“Increasing the dividend reflects our successful transition to a stand-alone company and our continued confidence in our business strategy,” said Pierce H. Norton II, ONE Gas president and chief executive officer. “As we begin our second year as ONE Gas, we remain focused on and committed to the safety and reliability of our services for our customers and creating value for our shareholders.”

The company indicated previously that it expects an average annual dividend increase of 6 to 8 percent between 2014 and 2019, with a target dividend payout ratio of 55 percent to 65 percent of net income, all subject to its board of directors’ approval.

ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On January 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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